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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G




                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                 Netegrity, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    64110P107
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]   Rule 13d - 1(b)
                              [X]   Rule 13d - 1(c)
                              [ ]   Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 64110P107                    13G                    PAGE 2 OF 12 PAGES



  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edison Venture Fund II, L.P.
        22-3069982

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
        N/A                                                              (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

                           5    SOLE VOTING POWER

                                -0-
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 -0-
          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
   12   TYPE OF REPORTING PERSON*

        PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64110P107                    13G                    PAGE 3 OF 12 PAGES



  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edison Partners II, L.P.
        22-3069978

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
        N/A                                                              (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

                           5    SOLE VOTING POWER

                                -0-
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 -0-
          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

  12    TYPE OF REPORTING PERSON*

        PN

CUSIP NO. 64110P107                    13G                    PAGE 4 OF 12 PAGES



  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John H. Martinson
        ###-##-####

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
        N/A                                                              (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                           5    SOLE VOTING POWER

                                -0-
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 -0-
          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-

12      TYPE OF REPORTING PERSON*

        IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64110P107                    13G                    PAGE 5 OF 12 PAGES



  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Richard J. Defieux
        ###-##-####

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
        N/A                                                              (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                           5    SOLE VOTING POWER

                                -0-
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 -0-
          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-

12      TYPE OF REPORTING PERSON*

        IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64110P107                    13G                    PAGE 6 OF 12 PAGES



  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gustav H. Koven, III
        ###-##-####

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
        N/A                                                              (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                           5    SOLE VOTING POWER

                                -0-
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 -0-
          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-

12      TYPE OF REPORTING PERSON*

        IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64110P107                    13G                    PAGE 7 OF 12 PAGES



  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas A. Smith
        ###-##-####

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
        N/A                                                              (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                           5    SOLE VOTING POWER

                                -0-
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 -0-
          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-

12      TYPE OF REPORTING PERSON*

        IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64110P107                    13G                    PAGE 8 OF 12 PAGES



                                  Schedule 13G

Item 1(a).        Name of Issuer:  Netegrity, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 245 Winter Street, Waltham, MA 02154.

Item 2(a). Names of Persons Filing: Edison Venture Fund II, L.P. ("Edison Venture Fund II"); Edison Partners II, L.P. ("Edison Partners II"); John H. Martinson, Richard J. Defieux, Gustav H. Koven, III and Thomas A. Smith (collectively, the "General Partners"). The General Partners, Edison Venture Fund II and Edison Partners II are collectively referred to as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The principal business address of the Reporting Persons is 1009 Lenox Drive, #4, Lawrenceville, NJ 08648.

Item 2(c). Citizenship: Edison Venture Fund II and Edison Partners II are limited partnerships organized under the laws of the state of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value, (the "Common Stock").

Item 2(e).        CUSIP Number: 64110P107

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b), or (c), Check Whether the Person Filing is a:

                  (a)     [ ]       Broker or Dealer registered under Section 15
                                    of the Securities Exchange Act of 1934
                                    (the "Act");

                  (b)     [ ]       Bank as defined in Section 3(a)(6) of the
                                    Act;

                  (c)     [ ]       Insurance Company as defined in Section
                                    3(a)(19) of the Act;

                  (d)     [ ]       Investment Company registered under Section
                                    8 of the Investment Company Act.

                  (e)     [ ]       An investment adviser in accordance with
                                    Rule 13d - 1(b)(1)(ii)(E);

                  (f)     [ ]       An employee benefit plan, or endowment fund
                                    in accordance with
                                    Rule 13d-1(b)(1)(ii)(F);

                  (g)     [ ]       A parent holding company or control person
                                    in accordance with
                                    Rule 13d-1(b)(ii)(G);

                  (h)     [ ]       A savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act.

                  (i)     [ ]       A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act.
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CUSIP NO. 64110P107                    13G                    PAGE 9 OF 12 PAGES



                  (j)     [ ]       Group, in accordance with Rule 13d-1(b)
                                    (1)(ii)(H) of the Act.

                  If this statement is filed pursuant to Rule 13d-1(c), check
this box.    [X]

Item 4.           Ownership.

                  (a) Amount Beneficially Owned: Edison Venture Fund II, Edison Partners II and each of the General Partners may be deemed to beneficially own 0 shares of Common Stock as of December 31, 1998.

                           Edison Partners II is the sole general partner of Edison Venture Fund II. The General Partners are the general partners of Edison Partners II.

                  (b) Percent of Class: Edison Venture Fund II, 0%; Edison Partners II, 0%; John H. Martinson, 0%; Richard J. Defieux, 0%; Gustav H. Koven, III, 0%; Thomas A. Smith, 0%. The foregoing percentages are based on the 9,405,446 shares of Common Stock reported by the Issuer to be outstanding as of November 06, 1998.

                  (c)      Number of Shares as to Which Such Person Has:

                           (i)      Sole power to vote or to direct the vote:
                                    Edison Venture Fund II, 0; Edison Partners
                                    II, 0; John H. Martinson, 0; Richard J.
                                    Defieux, 0; Gustav H. Koven, III, 0; and
                                    Thomas A. Smith, 0.

                           (ii)     Shared power to vote or to direct the vote:
                                    Edison Venture Fund II, 0; Edison Partners
                                    II, 0; John H. Martinson, 0; Richard J.
                                    Defieux, 0; Gustav H. Koven, III,; and
                                    Thomas A. Smith, 0.

                           (iii)    Sole power to dispose or direct the
                                    disposition of: Edison Venture Fund II, 0;
                                    Edison Partners II, 0; John H. Martinson, 0;
                                    Richard J. Defieux, 0; Gustav H Koven, III,
                                    0; and Thomas A. Smith, 0.

                           (iv) Shared power to dispose or direct the disposition of: Edison Venture Fund II, 0; Edison Partners II, 0; John H. Martinson, 0; Richard J. Defieux, 0; Gustav H. Koven, III, 0; and Thomas A. Smith, 0.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

CUSIP NO. 64110P107                    13G                   PAGE 10 OF 12 PAGES



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

CUSIP NO. 64110P107                    13G                   PAGE 11 OF 12 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999                         EDISON VENTURE FUND II, L.P.

                                                  By:  Edison Partners II, L.P.
                                                       its General Partner

                                                  By:  /s/ John H. Martinson
                                                     ------------------------
                                                        John H. Martinson
                                                         General Partner


                                                  EDISON PARTNERS II, L.P.

                                                  By:  /s/ John H. Martinson
                                                     ------------------------
                                                        John H. Martinson
                                                         General Partner


                                                  /s/  John H. Martinson
                                                  -----------------------
                                                       John H. Martinson


                                                  /s/ Richard J. Defieux
                                                  -----------------------
                                                      Richard J. Defieux


                                                  /s/ Gustav H. Koven, III
                                                  -------------------------
                                                      Gustav H. Koven, III


                                                  /s/ Thomas A. Smith
                                                  -----------------------
                                                      Thomas A. Smith